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                                                                     EXHIBIT 4.5


                        FIRST AMENDMENT dated as of February 19, 2004 (this
                  "Amendment"), to the Term Loan and Revolving Credit Agreement dated as of March 31, 2003 (the "Credit Agreement"), among THE GOODYEAR TIRE & RUBBER COMPANY, an Ohio corporation ("Goodyear"); GOODYEAR DUNLOP TIRES EUROPE B.V., a corporation organized under the laws of the Netherlands (the "European J.V."); GOODYEAR DUNLOP TIRES GERMANY GMBH, a corporation organized under the laws of the Federal Republic of Germany ("GDTG"); GOODYEAR GMBH & CO KG, a partnership organized under the laws of the Federal Republic of Germany ("Goodyear KG"); DUNLOP GMBH & CO KG, a partnership organized under the laws of the Federal Republic of Germany ("Dunlop KG"); GOODYEAR LUXEMBOURG TIRES SA, a societe anonyme organized under the laws of Luxembourg ("Lux Tires"); the lenders party thereto (together with their successors and permitted assigns thereunder, the "Lenders"); and JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

            WHEREAS, pursuant to the terms and conditions of the Credit Agreement, the Lenders have extended and agreed to extend credit to the Borrowers; and

            WHEREAS, Goodyear and the Borrowers have requested, and the Majority Lenders are willing to agree, that certain provisions of the Credit Agreement and of the Security Documents be amended on the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

            SECTION 1. Defined Terms. Capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement or, if not defined therein, in the Guarantee and Collateral Agreement, each as amended hereby or pursuant hereto.

            SECTION 2. Amendments to Section 1.01 of the Credit Agreement.
Section 1.01 of the Credit Agreement is hereby amended as follows:

                  (a) The definition of "Capital Expenditures" is hereby amended by deleting the word "and" immediately before "(ii)" in the second sentence thereof and inserting immediately before the period at the end of such sentence "and (iii) "Capital Expenditures" in respect of any period shall be reduced by the amount of Customer Capital Expenditures that are directly paid by customers during such period and by the amount of reimbursements Goodyear or any Subsidiary shall have received during such period from customers in respect of Customer Capital

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      Expenditures; provided that the aggregate amount of such reductions shall not exceed $50,000,000 in any fiscal year".

                  (b) The definition of "Consolidated Net Worth" is hereby amended by inserting "(including the $84,700,000 of charges incurred in connection with Goodyear's restatement of its financial statements from 1998 through the second quarter of 2003, reflected in SEC filings made in the fourth quarter of 2003)" immediately after the phrase "non-cash non-recurring charges" in clause (c)(i) of such definition.

                  (c) The definition of "Consolidated Senior Secured Indebtedness" is hereby amended by inserting "(other than up to $2,500,000,000 aggregate principal amount of Senior Subordinated-Lien Indebtedness)" immediately after the word "Indebtedness" in clause (a) of such definition.

                  (d) The definition of "Credit Documents" is hereby amended by replacing the word "and" with a comma and by inserting immediately before the period at the end thereof "and the Lien Subordination and Intercreditor Agreement".

                  (e) The definition of "Net Cash Proceeds" is hereby amended by inserting at the end thereof, "The Net Cash Proceeds of any event that is not a Prepayment Event shall be determined as if such event were a Prepayment Event."

                  (f) Clause (c) of the definition of "Permitted Encumbrances" is hereby amended by inserting therein immediately after the phrase "deposits made" the phrase "(including cash deposits to secure obligations in respect of letters of credit provided)".

                  (g) Clause (f) of the definition of "Permitted Investments" is hereby amended by replacing the word "or" immediately before clause (ii) thereof with a comma and inserting immediately before the period at the end thereof the following:

            ", (iii) investments of the type and maturity described in clause
            (c) in any obligor organized under the laws of a jurisdiction other than the United States that (A) is a branch or subsidiary of a Lender or the ultimate parent company of a Lender under one of the New Facilities Credit Agreements (but only if such Lender meets the ratings and capital, surplus and undivided profits requirements of such clause (c)) or (B) carries a rating at least equivalent to the rating of the sovereign nation in which it is located, and (iv) other investments of the type and maturity described in clause (c) in obligors organized under the laws of a jurisdiction other than the United States in any country in which such Subsidiary is located; provided, that the investments permitted under this subclause (iv) shall not exceed $10,000,000 for all such Subsidiaries in any such country or $50,000,000 in the aggregate for all such Subsidiaries and all countries".

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                  (h) The definition of "Securitization Transaction" is hereby amended by inserting immediately before the period at the end of the first sentence thereof the following:

                  (i) "; provided that "Securitization Transaction" shall not include (A) the sale by any Foreign Subsidiary, in the ordinary course of its business, of drafts with a bank or other financial institution as the maker (or otherwise primarily responsible for the payment thereof), bankers acceptances or similar instruments received by such Foreign Subsidiary from a customer operating in a jurisdiction other than the United States or any of its territories or possessions or any political subdivision thereof in satisfaction of accounts receivable or otherwise as consideration for goods sold or services provided to such customer or (B) the sale, in the ordinary course of business, of drafts not payable on demand received by Goodyear or any Subsidiary from a customer in satisfaction of accounts receivable or otherwise as consideration for goods sold or services provided to such customer pursuant to an arrangement (1) initiated by and entered into at the request of such customer, and (2) under which a financial institution has agreed as part of a financing program established for and at the request of such customer to buy such drafts from such customer's vendors (which arrangements may be modified by Goodyear or any Subsidiary to contemplate the repurchase of such drafts by such customer, or other actions by such customer to reinstate or to pay receivables in respect of which such drafts were created, in the event of any failure by such financial institution to buy such drafts)".

            The following new definitions are hereby inserted in their appropriate alphabetical positions:

            "Customer Capital Expenditures" shall mean all or any portion of the purchase price of equipment or other fixed assets purchased for use in the business of Goodyear or any Subsidiary that is paid directly, or reimbursed to Goodyear or any Subsidiary, by customers of Goodyear or any of the Subsidiaries that are not Affiliates of Goodyear.

            "Designated Debt" means Indebtedness of Goodyear that matures during any of the calendar years 2005, 2006, 2007 and 2008.

            "First Amendment" means the First Amendment dated as of February 19, 2004, to this Agreement.

            "First Amendment Date" means February 19, 2004.

            "Junior Securities" means, collectively, any Senior
Subordinated-Lien Indebtedness and any Indebtedness or preferred Equity Interests issued under Section 6.01(q).

            "Lien Subordination and Intercreditor Agreement" means a Lien Subordination and Intercreditor Agreement, to be dated on or about the first date on which Senior Subordinated-Lien Indebtedness is incurred, issued or sold, among the

                                      -3-
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Collateral Agent, the applicable Senior Subordinated-Lien Collateral Agent,
Goodyear and the US Subsidiary Guarantors, in substantially the form of the draft made available to the Lenders prior to the First Amendment Date with such changes as shall have been approved by the Administrative Agent.

            "Senior Subordinated-Lien Collateral Agent" means, as to any Senior Subordinated-Lien Indebtedness, the collateral agent under the applicable Senior Subordinated-Lien Indebtedness Security Documents.

            "Senior Subordinated-Lien Governing Documents" means each Indenture or other agreement or instrument providing for the issuance or setting forth the terms of any Senior Subordinated-Lien Indebtedness.

            "Senior Subordinated-Lien Indebtedness" means Indebtedness of Goodyear issued after the First Amendment Date that (a) is secured by Liens permitted under Section 6.02(m), but that is not secured by Liens on any additional assets, (b) constitutes Initial Junior Indebtedness or Designated Junior Obligations under the Lien Subordination and Intercreditor Agreement, and the Liens securing which are subordinated under the Lien Subordination and Intercreditor Agreement to the Liens securing the Obligations and (c) does not contain provisions inconsistent with the provisions of Annex A to the First Amendment.

            "Senior Subordinated-Lien Obligations" means, as to any Senior Subordinated-Lien Indebtedness, (a) the principal of and all premium or make-whole amounts, if any, and interest payable in respect of such Senior Subordinated-Lien Indebtedness, (b) any amounts payable under Guarantees of such Senior Subordinated-Lien Indebtedness by Subsidiaries and (c) all other amounts payable by Goodyear or any Subsidiary under such Senior Subordinated-Lien Indebtedness, the applicable Senior Subordinated-Lien Security Documents (to the extent such amounts relate to such Senior Subordinated-Lien Indebtedness) or the applicable Senior Subordinated-Lien Governing Documents.

            "Senior Subordinated-Lien Security Documents" means, as to any Senior Subordinated-Lien Indebtedness, the security agreements, pledge agreements, mortgages and other documents creating Liens on assets of Goodyear and the US Subsidiary Guarantors to secure the applicable Senior
Subordinated-Lien Obligations.

            SECTION 3. Amendments to Section 1.02 of the Credit Agreement.
Section 1.02 of the Credit Agreement is hereby amended by inserting the following at the end thereof:

            (a) "For purposes of determining compliance as of any date with
      Section 6.09, amounts incurred in euros during 2003 shall be translated into dollars at the exchange rate in effect on March 31, 2003, and amounts incurred in euros during any subsequent year shall be translated into dollars at the exchange rate determined by Goodyear and used in its Annual Operating Plan for such year


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      (which exchange rate shall be determined reasonably and set forth in the first certificate delivered pursuant to Section 5.01(c) during such year)."

            SECTION 4. Amendments to Section 5.01 of the Credit Agreement. Paragraph (c) of Section 5.01 of the Credit Agreement is hereby amended by (a) deleting the words "at the time of" at the beginning of such paragraph and inserting in their place the words "not later than one Business Day after", (b) removing the word "and" immediately preceding clause (iii) thereof and (c) adding at the end of clause (iii) and immediately preceding the semicolon the following clause: "and (iv) specifying the exchange rate determined by Goodyear and used in its Annual Operating Plan for the then current fiscal year (which rate Goodyear agrees to determine reasonably)".

            SECTION 5. Amendment to Section 5.08 of the Credit Agreement.
Section 5.08 of the Credit Agreement is hereby amended by adding the following paragraph at the end thereof:

                  "(f) Substantially simultaneously with the initial incurrence, issuance or sale of Senior Subordinated-Lien Indebtedness, Goodyear will and will cause the US Facilities Grantors (as defined in the Guarantee and Collateral Agreement) to create security interests in the US Facilities Collateral (as defined in the Guarantee and Collateral Agreement) to secure the Guarantee by Goodyear of the Revolving Obligations on a pari passu basis with the Liens securing such initial Senior Subordinated-Lien Indebtedness and subordinate to the other Liens on such Collateral created by the Guarantee and Collateral Agreement, all pursuant to documentation reasonably satisfactory to the Collateral Agent, and take all such further actions as may be reasonably requested by the Collateral Agent in order to cause the security interests required to be created under the terms of this paragraph (f) to constitute valid security interests, perfected in accordance with this Agreement."

            SECTION 6. Amendments to Section 6.01 of the Credit Agreement.

                  (a) Paragraph (b) of Section 6.01 is hereby amended by replacing "$1,600,000,000" with "$1,950,000,000" and by inserting immediately at the end thereof the following:

                        "or, at any time when (i) the Loans under and as defined
                  in the US Term Facility Agreement have been repaid in full and
                  (ii) no Loans are outstanding under the US Revolving Facility Agreement and the Regular Way Commitments (as defined in such Agreement) have been reduced to zero, $2,000,000,000; provided, that the amount of Indebtedness permitted by this paragraph or any other paragraph of this Section to exist under the US Term Facility Agreement and the US Revolving Facility Agreement shall be reduced (i) in the case of the US Term Facility Agreement, by the

                                      -5-
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                  aggregate amount of all prepayments of the loans outstanding thereunder and (ii) in the case of the US Revolving Facility Agreement, by the aggregate amount of all permanent reductions of the commitments thereunder (it being agreed, however, that up to $250,000,000 of Indebtedness under the US Revolving Facility Agreement in the form of cash-collateralized letters of credit will in any event be permitted);"

                  (b) Paragraph (g) of Section 6.01 of the Credit Agreement is hereby amended to read as follows:

                        "(g) Securitization Transactions (other than those
            permitted by paragraphs (f), (j), (l), (r) and (u) of this Section) in an aggregate amount not greater than (euro)275,000,000 outstanding at any time;"

                  (c) Section 6.01 of the Credit Agreement is hereby further amended by deleting the word "and" at the end of clause (r), redesignating clause (s) as clause (u) and inserting after clause (r) the following new clauses:

                        "(s) Senior Subordinated-Lien Indebtedness for borrowed
            money of Goodyear not maturing or required to be prepaid, redeemed, repurchased or defeased prior to the Maturity Date, whether on one or more scheduled dates or upon the happening of one or more events (other than as a result of events of default or change of control events or pursuant to customary provisions requiring that Goodyear offer to purchase such Senior Subordinated-Lien Indebtedness with the proceeds of asset sales to the extent such proceeds have not been invested in assets used in Goodyear 's business or used to prepay, redeem or purchase other Indebtedness (including Loans under and as defined in the US Revolving Facility Agreement and the US Term Facility Agreement) or to provide cash collateral for reimbursement obligations in respect of letters of credit (including the Letters of Credit under and as defined in the US Revolving Facility Agreement)) (it being understood that provisions comparable to those contained in Annex A hereto are customary), and related Guarantees by the US Subsidiary Guarantors; provided that (i) Goodyear shall substantially concurrently make any prepayments, deposits of cash collateral to secure reimbursement obligations in respect of Letters of Credit and reductions of Regular Way Commitments (as defined in the US Revolving Facility Agreement) and Commitments required in connection with the issuance of such Senior Subordinated-Lien Indebtedness under the US Revolving Facility Agreement and the US Term Facility Agreement, (ii) the Senior Subordinated-Lien Collateral Agent for such Senior Subordinated-Lien Indebtedness shall have executed and delivered to the Administrative Agent, on its own behalf and on behalf of the obligees on such Senior Subordinated-Lien Indebtedness, the Lien Subordination and Intercreditor Agreement, and (iii) after no Loans or Regular Way Commitments are outstanding under the US Term Facility Agreement and the US Revolving Facility Agreement, the portion of the Net Cash Proceeds of such Senior Subordinated-Lien Indebtedness in excess of required prepayments under the US Term Facility Agreement

                                      -6-
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            and Commitment reductions and Regular Way Commitment reductions under the US Revolving Facility Agreement shall, except to the extent a like amount of Net Cash Proceeds of Senior Subordinated-Lien Indebtedness shall have been so applied prior to the time at which all amounts outstanding under the US Term Facility Agreement and the US Revolving Facility Agreement shall have been prepaid and the Regular Way Commitments shall have been reduced to zero, be applied, within 180 days after the receipt by Goodyear of such Net Cash Proceeds, solely (A) to prepay Loans under and as defined in the New Facilities Credit Agreements (it being agreed that at the time of any such prepayment of revolving loans the related commitments will be reduced by the amount of such prepayment), (B) to repurchase, repay or prepay Designated Debt or
            (C) to make reasonably anticipated required contributions to Plans of Goodyear and the Subsidiaries;

                        (t) Securitization Transactions of Foreign Subsidiaries
            (other than those permitted by paragraphs (f), (g), (j), (l) and (r) of this Section) in an aggregate amount not greater than $15,000,000 outstanding at any time; and"

            SECTION 7. Amendments to Section 6.02 of the Credit Agreement.

                  (a) Section 6.02 of the Credit Agreement is amended by deleting from the introductory clause thereof the phrase "(other than sales of delinquent receivables and sales of receivables in the ordinary course of business (other than Securitization Transactions and factoring transactions) for the purpose of accelerating collection of such receivables)" and replacing it with the phrase "(other than sales of delinquent or doubtful receivables and other than any transaction excluded from the definition of "Securitization Transaction" under the proviso thereto)".

                  (b) Paragraph (a) of Section 6.02 of the Credit Agreement is hereby amended by replacing "New Facility Documents" with "New Facilities Documents or the Credit Documents".

                  (c) Paragraph (f) of Section 6.02 of the Credit Agreement is hereby amended to read as follows:

                        "(f)(i) Liens on assets of Foreign Subsidiaries (other
            than the European J.V. and the J.V. subsidiaries and Luxembourg Finance) securing Indebtedness incurred under Section 6.01(f), and
            (ii) in connection with Securitization Transactions permitted under
            Section 6.01(f) or (t);"

                  (d) Section 6.02 of the Credit Agreement is amended by deleting the word "and" at the end of clause (l), redesignating clause (m) as clause (p) and inserting after clause (l) the following new clauses
      (m), (n) and (o):

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                        "(m) Liens on assets constituting ABL Facilities
            Collateral, US Facilities Pledged Collateral, Luxembourg Finance Pledged Collateral and US Facilities Article 9 Collateral (other than any such US Facilities Article 9 Collateral constituting Indenture Properties or "manufacturing facilities", as defined in the Swiss Franc Note Agreement) (each such term not defined in this Agreement having the meaning assigned to it in the Guarantee and Collateral Agreement), and on Goodyear's headquarters building in Akron, Ohio, created under any Senior Subordinated-Lien Security Documents to secure any Senior Subordinated-Lien Indebtedness incurred under Section 6.01(s); provided, that such Liens shall be subordinate and junior to the Liens securing the Obligations under and as defined in each of the New Facilities Credit Agreements and shall be equal in priority to the Liens securing the Guarantees by Goodyear and the US Subsidiary Guarantors of the Obligations, in each case on the terms set forth in the Lien Subordination and Intercreditor Agreement;

                        (n) Liens on assets constituting ABL Facilities
            Collateral securing Indebtedness incurred under Section 6.01(m) to refinance the Indebtedness under the ABL Facilities Agreement, but only if all Indebtedness under the ABL Facilities Agreement shall have been repaid and discharged in full and the Commitments under and as defined in the ABL Facilities Agreement shall have been terminated not later than the time at which such Liens are incurred;

                        (o) Liens on assets constituting US Facilities Pledged
            Collateral and US Facilities Article 9 Collateral (other than any such US Facilities Article 9 Collateral constituting Indenture Properties or "manufacturing facilities", as defined in the Swiss Franc Note Agreement), and on the Borrower's headquarters building in Akron, Ohio, securing Indebtedness incurred under Section 6.01(m) to refinance the Indebtedness under the US Term Facility Agreement or the US Revolving Facility Agreement, but only if (i) all Indebtedness under both the US Term Facility Agreement and the US Revolving Facility Agreement shall have been repaid in full and the Commitments under and as defined in the US Revolving Facility Agreement shall have been terminated not later than the time at which such Liens are incurred and (ii) such Liens secure Indebtedness in an amount not greater than the amount of the Indebtedness under the US Term Facility Agreement and/or the US Revolving Facility Agreement repaid with the proceeds of such Indebtedness;"

            SECTION 8. Amendments to Section 6.05 of the Credit Agreement.
Section 6.05(e) of the Credit Agreement is amended to read as follows:

                        "(e) on or after June 30, 2003, the acquisition of any
            Equity Interest; provided that the aggregate consideration paid by Goodyear and the Subsidiaries in all such acquisitions (including Indebtedness assumed by Goodyear or any Subsidiary) shall not exceed $100,000,000 plus the aggregate Net Cash Proceeds from New Facilities Prepayment Events or incurrences, issuances or sales of Senior Subordinated-Lien Indebtedness after the date hereof that (i) shall not have been required to be applied to reduce commitments, prepay loans and/or cash collateralize reimbursement obligations in respect of letters of credit under any of the New Facilities Credit Agreements, and
            (ii) shall not have been used (and shall not be required to be used)
            (A) to make Capital Expenditures that would otherwise have been prohibited by Section 6.09 or (B) to repurchase, repay or prepay Designated Debt;"

            SECTION 9. Amendments to Section 6.07 of the Credit Agreement. Paragraph (b) of Section 6.07 of the Credit Agreement is amended by deleting the word "and" at the end of clause (iii), replacing the period at the end of clause
(iv) with ";" and inserting after clause (iv) the following new clauses (v) and
(vi):

                  "(v) if the Loans under and as defined in the US Term Facility
            Agreement shall have been repaid in full and no Event of Default shall exist, repurchases, repayments or prepayments of Designated Debt in an aggregate amount not greater than the portion of the aggregate Net Cash Proceeds from the issuance and sale of Senior Subordinated-Lien Indebtedness not required to be applied to reduce commitments, prepay loans and/or cash collateralize reimbursement obligations in respect of letters of credit under the US Revolving Facility Agreement or the US Term Facility Agreement, but only to the extent that such portion of such Net Cash Proceeds shall not have been used (A) to make Capital Expenditures that would have been prohibited by Section 6.09 but for the receipt of such Net Cash Proceeds or (B) to acquire Equity Interests pursuant to Section 6.05(e); and

                  (vi) if no Event of Default shall exist, repurchases,
            repayments or prepayments of Designated Debt in an aggregate amount not greater than the portion of the aggregate Net Cash Proceeds of securities issued and sold pursuant to Section 6.01(q) not required to be applied to prepay loans under the US Term Facility Agreement, but only to the extent that such portion of such Net Cash Proceeds shall not have been used (A) to make Capital Expenditures that would have been prohibited by Section 6.09 but for the receipt of such Net Cash Proceeds or (B) to acquire Equity Interests pursuant to Section 6.05(e)."

            SECTION 10. Amendments to Section 6.09 of the Credit Agreement.
Section 6.09 of the Credit Agreement is amended (a) by inserting after the words "Prepayment Events" the words "or incurrences, issuances or sales of Senior Subordinated-Lien Indebtedness", (b) by inserting after the words "prepay loans" the words "or cash collateralize letters of credit", (c) by inserting "(A)" after the words "and shall not have been used" in the parenthetical therein and
(d) by inserting at the end of the parenthetical therein the words "or (B) to repurchase, repay or prepay Designated Debt".

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            SECTION 11. Amendment to Section 6.10 of the Credit Agreement.
Section 6.10 of the Credit Agreement is hereby amended by inserting immediately following the words "2.25 to 1.00" the words "or, at any time after Goodyear shall have received gross cash proceeds of at least $500,000,000 from issuances and sales after the First Amendment Date of Senior Subordinated-Lien Indebtedness, 2.00 to 1.00".

            SECTION 12. Amendment to Article VII of the Credit Agreement. The final paragraph of Section 7.01 is hereby amended by deleting the words "Goodyear or" from the phrase "event with respect to Goodyear or any Borrower described in clause (h) or (i) of this Section" in each of the two occurrences of such phrase in such final paragraph.

            SECTION 13. Amendments to the Guarantee and Collateral Agreement; Security Documents; Lien Subordination and Intercreditor Agreement. (a) The undersigned Lenders authorize the Collateral Agent to execute and deliver an instrument or instruments amending the Guarantee and Collateral Agreement (and, in the case of clauses (i), (ii) and (vi) below, the other Security Documents) as follows:

                  (i) to provide that all ABL Facilities Obligations will be secured by a second Lien, junior to the Lien securing the US Term Facility Obligations, the US Revolving Facility Obligations, the US Miscellaneous Obligations and the Collateral Agent Obligations, by all the US Facilities Pledged Collateral and the US Facilities
            Article 9 Collateral (other than any such US Facilities Article 9 Collateral constituting Indenture Properties or "manufacturing facilities", as defined in the Swiss Franc Note Agreement, to the extent the securing of the ABL Facilities Obligations with such Collateral would require that Indebtedness under the Indentures be ratably secured), and by the Borrower's headquarters building in Akron, Ohio;

                  (ii) to provide that, at such time as any Senior
            Subordinated-Lien Indebtedness shall be issued, the Guarantees by Goodyear and the US Subsidiary Guarantors of the Revolving Obligations (and, if the Borrower and the Collateral Agent shall at any time hereafter so agree, the Term Obligations) will be secured, equally and ratably with the Senior Subordinated-Lien Indebtedness (and subordinate to the other Liens on such Collateral created by the Guarantee and Collateral Agreement), by the ABL Facilities Collateral, the US Facilities Pledged Collateral and the US Facilities Article 9 Collateral (other than any such US Facilities
            Article 9 Collateral constituting Indenture Properties or "manufacturing facilities", as defined in the Swiss Franc Note Agreement), and by Goodyear's headquarters building in Akron, Ohio;

                  (iii) to provide that amounts received by the holders of
            Obligations secured by Junior Liens as a result of the subordination to such Junior Liens of the Liens securing any Senior Subordinated-Lien Indebtedness will be treated in the same manner under the subordination provisions of the Guarantee and Collateral Agreement as amounts received from Goodyear;

                  (iv) to modify Section 11.03(b) to confirm that the Junior
            Lien on the ABL Facilities Collateral will be senior to the Lien on such Collateral securing any Senior Subordinated-Lien Indebtedness notwithstanding the use of any proceeds of any Senior Subordinated-Lien Indebtedness to repay amounts outstanding under the ABL Facilities;

                  (v) to modify Section 11.04 to provide that the Junior Lien on the Intellectual Property consisting of Trademarks securing the ABL Facilities Obligations will be senior to the Lien on such Intellectual Property securing any Senior Subordinated-Lien Indebtedness;

                  (vi) to effect such other changes as the Collateral Agent
            shall deem appropriate in connection with the issuance of any Senior Subordinated-Lien Indebtedness, the creation of the Liens securing such Indebtedness, the subordination of such Liens to the Liens created by the Guarantee and Collateral Agreement and the implementation of the matters set forth in this Section 13;

                  (vii) to modify Section 13.13 to provide for the release of the security interests in up to 14% of the stock of C A Goodyear de Venezuela held by Goodyear in connection with the sale of such stock by Goodyear to Goodyear do Brasil Productos de Borraca Ltda (Brasil) in a transaction permitted by the Credit Agreements (as defined therein) for consideration consisting of up to $10,000,000 of cash;

                  (b) The undersigned Lenders further authorize and direct the Collateral Agent to execute and deliver such amendments to the Security Documents and the New Facilities Documents as may in its judgment be appropriate for the following purposes:

                  (i) to provide that the Liens securing the ABL Facilities
            Obligations will, insofar as they are applicable to cash deposited to collateralize Letter of Credit reimbursement obligations pursuant to Section 2.04(b) of the US Revolving Facility Agreement, be subordinate to the Liens securing such Letter of Credit reimbursement obligations;

                  (ii) to provide that all ABL Facilities Obligations will be secured by a second Lien on all real property subject to Liens securing the US Term Facility Obligations, the US Revolving Facility Obligations, the US Miscellaneous Obligations or the Collateral Agent Obligations to the extent the securing of the ABL Facilities Obligations with such Collateral would not require that Indebtedness under the Indentures be ratably secured; and

                  (iii) to confirm that the US Term Facility Obligations, the US
            Revolving Facility Obligations, the ABL Facilities Obligations and the US Miscellaneous Obligations are and will be secured by not more than 65% of the issued and outstanding voting Equity Interests of Luxembourg Finance.

                  (c) The undersigned Lenders further authorize and direct the Collateral Agent, on or after the Effective Date, to execute and deliver the Lien Subordination and Intercreditor Agreement. Each Lender party to the Credit Agreement from time to time will be deemed to have agreed to be bound by the provisions of the Lien Subordination and Intercreditor Agreement to the same extent as if it had executed such Agreement as a party thereto.

            SECTION 14. Notices. The address for notices to the Administrative Agent under each Credit Document is hereby amended to read as follows:

            "if to the Administrative Agent, to JPMorgan Chase Bank, Loan & Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Debbie Meche and Cliff Trapani (Telecopy No.
            (713) 750-2938), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, NY 10017, Attention of Robert Kellas (Telecopy No.
            (212) 270-3089);"

            SECTION 15. Representations, Warranties and Agreements. Each of Goodyear and the European J.V. represents and warrants to the Administrative Agent and the Lenders that:

                  (a) On the date hereof and at the time the amendments provided for herein become effective under Section 17, no Default shall have occurred and be continuing.

                  (b) The execution, delivery and performance by Goodyear and each Borrower of this Amendment and the performance by Goodyear and each Borrower of the Credit Agreement as amended hereby have been duly authorized by all necessary corporate and other action and, except to the extent that no Material Adverse Change would be materially likely to result, do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

                  (c) This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of each of Goodyear and each Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  (d) All representations and warranties of Goodyear and the European J.V. set forth herein, and the representations and warranties of Goodyear and each Borrower set forth in the Credit Agreement, are true and correct in all material respects on and as of the date hereof, and will be true and correct on the date hereof and at the time the amendments provided for herein become effective under Section 16, except to the extent such representations and warranties relate to an earlier date.

            SECTION 16. Amendment Fee. In consideration of the agreements contained in this Amendment, Goodyear agrees to pay to the Administrative Agent, for the account of each Lender that delivers an executed counterpart of this Amendment prior to noon, New York City time, on February 17, 2004, an amendment fee (the "Amendment Fee") to be agreed upon between Goodyear and J.P. Morgan Securities Inc., payable on the Effective Date (as defined below).

            SECTION 17. Conditions Precedent to Effectiveness. This Amendment shall become effective upon the satisfaction of the condition set forth in paragraph (a) below; provided that the amendments set forth in Sections 2 through 12, the authorization set forth in Section 13 and the agreement set forth in Section 16 shall become effective only upon the satisfaction, on a date (the "Effective Date") on or prior to February 28, 2004, of each of the conditions set forth below (and failing such satisfaction by such date, such amendments, authorization and agreements shall cease to be of any further force or effect):

                  (a) The Administrative Agent shall have received counterparts hereof duly executed and delivered by Goodyear, each Borrower and the Majority Lenders.

                  (b) The Administrative Agent shall have received such evidence as it shall reasonably have requested as to the corporate power and authority of Goodyear and each of the Borrowers to enter into this Amendment and to perform its obligations hereunder and under the Credit Agreement as amended hereby.

                  (c) The Administrative Agent shall have received a certificate of an officer of each of Goodyear and the European J.V. to the effect that the representations and warranties set forth in Section 15 are true and correct in all material respects on and as of the Effective Date.

                  (d) The Administrative Agent shall have received the Amendment Fees payable by Goodyear pursuant to Section 16 and all other fees payable to the Arrangers and the Administrative Agent.

                  (e) The US Term Facility Agreement shall have been amended to require that (i) if proceeds from borrowings under the ABL Facilities Agreement pursuant to commitments becoming effective substantially concurrently with the Effective Date shall exceed $300,000,000, Goodyear shall prepay loans under the US Term Facility Agreement in an aggregate amount equal to 100% of such proceeds in excess of $300,000,000, net of the aggregate fees and out-of-pocket expenses paid by Goodyear in connection with the borrowings under the ABL Facilities and the related bank agreements and (ii) Goodyear shall apply 50% of the

      Net Cash Proceeds of incurrences or issuances of Senior Subordinated-Lien Indebtedness to prepay loans under the US Term Facility Agreement.

                  (f) The US Revolving Facility Agreement shall have been amended to require that (i) 50% of the Net Cash Proceeds (as defined therein) of all issuances or incurrences of Senior Subordinated-Lien Indebtedness be applied to permanently reduce or restrict the Regular Way Commitments (as defined therein), or, if applicable, the Commitments thereunder after the US Term Facility has been repaid in full and (ii) if proceeds from borrowings under the ABL Facilities Agreement pursuant to commitments becoming effective substantially concurrently with the Effective Date shall exceed $300,000,000, Goodyear shall apply to the reduction or restriction of commitments under the US Revolving Facility after the US Term Facility has been repaid in full an aggregate amount equal to 100% of such proceeds in excess of $300,000,000, net of the aggregate fees and out-of-pocket expenses paid by the Borrower in connection with the borrowings under the ABL Facilities and the related bank amendments.

                  (g) The US Revolving Facility Agreement, the US Term Facility Agreement and the ABL Facilities Agreement shall have been or shall simultaneously be amended in a manner reasonably satisfactory to the Administrative Agent to permit the incurrence, issuance and sale of Senior Subordinated-Lien Indebtedness and the other transactions contemplated hereby, in each case in a manner substantially corresponding to the amendments to the Credit Agreement effected hereby, to the extent applicable.

            The Administrative Agent shall notify the Lenders when it determines that the foregoing conditions have been satisfied and that this Amendment has become fully effective, and such notice shall be conclusive and binding upon the Lenders.

            SECTION 18. No Other Amendments or Waivers; Confirmation. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect. Nothing herein shall be deemed to entitle Goodyear to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances. This Amendment shall be a Credit Document for all purposes of the Credit Agreement.

            SECTION 19. Expenses. Goodyear agrees to pay or reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

            SECTION 20. Indemnity. It is agreed that for all purposes of Section 9.03(b) of the Credit Agreement, any offering, incurrence, issuance or sale of Senior Subordinated-Lien Indebtedness and any other securities issued and sold pursuant to Section 6.01(q) of the Credit Agreement, the execution, delivery and performance of this Amendment and of the Lien Subordination and Intercreditor Agreement, the amendment of the Guarantee and Collateral Agreement as contemplated by Section 12 and the other transactions contemplated hereby shall all be deemed to be transactions contemplated by the Credit Agreement.

            SECTION 21. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            SECTION 22. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the signature pages hereof.

            SECTION 23. Headings. The section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting this Amendment.

            SECTION 24. Amendment to Article VIII of the Credit Agreement.
Article VIII of the Credit Agreement is hereby amended by adding the following at the end thereof:

                  "Without prejudice to the provisions of this Article VIII, each Lender hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) to act as the person holding the power of attorney (in such capacity, the "fonde de pouvoir") of the Lenders as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties which are conferred upon the fonde de pouvoir under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) (in such capacity, the "Custodian") to act as agent and custodian for and on behalf of the Lenders to hold and to be the sole registered holder of any debenture which may be issued under any hypothec, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other applicable law. In this respect, (i) the Custodian shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such debenture and owing to each Lender, and (ii) each Lender will be entitled to the benefits of any charged property covered by any hypothec and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms hereof.

                  "Each of the fonde de pouvoir and the Custodian shall (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to fonde de pouvoir and the Custodian (as applicable) with respect to the charged property under any hypothec, any debenture or pledge thereof relating to any hypothec, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, any debenture or pledge thereof relating to any hypothec, applicable laws or otherwise and on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall be deemed to have consented to and confirmed: (y) the fonde de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the fonde de pouvoir in such capacity, (z) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity."

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                                  THE GOODYEAR TIRE & RUBBER
                                  COMPANY,

                                       By

                                                /s/ D. R. Wells
                                           ------------------------------------
                                           Name: D. R. Wells
                                           Title: Vice President

                                  GOODYEAR DUNLOP TIRES EUROPE B.V.,

                                       By

                                                /s/ Phillips Reynault
                                           ------------------------------------
                                           Name: Phillips Reynault
                                           Title: Director / Secretary

                                       By

                                                 /s/ Errol Scialom
                                            -----------------------------------
                                            Name: Errol Scialom
                                            Title: Director

                                  GOODYEAR DUNLOP TIRES GERMANY GMBH,

                                       By

                                                /s/ Gerhard Grunenwald
                                           ------------------------------------
                                           Name: Gerhard Grunenwald
                                           Title: Managing Director

                                       By

                                                 /s/ Gottfried Hess
                                            -----------------------------------
                                            Name: Gottfried Hess
                                            Title: Managing Director

                                  GOODYEAR GMBH & CO. KG,

                                       By

                                                 /s/ Gerhard Grunenwald
                                            -----------------------------------
                                            Name: Gerhard Grunenwald
                                            Title: Managing Director

                                       By

                                                 /s/ Gottfried Hess
                                            -----------------------------------
                                            Name: Gottfried Hess
                                            Title: Managing Director

                                  DUNLOP GMBH & CO. KG,

                                       By

                                                 /s/ Gerhard Grunenwald
                                            -----------------------------------
                                            Name: Gerhard Grunenwald
                                            Title: Managing Director

                                       By

                                                 /s/ Gottfried Hess
                                            -----------------------------------
                                            Name: Gottfried Hess
                                            Title: Managing Director

                                  GOODYEAR LUXEMBOURG TIRES SA,

                                       By

                                                /s/ L. Reiles  /s/ H. Lange
                                           ------------------------------------
                                           Name: L. Reiles  H. Lange
                                           Title: Authorized Signor  Finance
                                           Director

                                  JPMORGAN CHASE BANK, individually and as Administrative Agent and Collateral Agent,

                                       By

                                                /s/ B. Joseph Lillis
                                           -------------------------------------
                                           Name: B. Joseph Lillis
                                           Title: Managing Director

                          [Remaining Signature Pages Intentionally Omitted]

                                                                         ANNEX A

                                Senior Subordinated-Lien Indebtedness

                  - Capitalized terms used and not defined herein shall have the meanings given to them in the First Amendment, or, if not defined therein, in the Credit Agreement or, if not defined therein, in the Guarantee and Collateral Agreement, each as amended by the First Amendment or pursuant thereto.

                  - All Senior Subordinated-Lien Indebtedness and the related Liens shall satisfy the requirements set forth in the definition of Senior Subordinated-Lien Indebtedness and in Sections 6.01(s) and 6.02(m).

                  - Prior to the date (the "US Facilities Termination Date") on which all the loans under the US Term Facility Agreement and the US Revolving Facility Agreement have been repaid in full and the remaining commitments under the US Revolving Facility Agreement, if any, are available only for the issuance of cash collateralized letters of credit, the documentation establishing or evidencing any Senior Subordinated-Lien Indebtedness ("SSLI Documentation") shall contain no maintenance financial covenants (i.e., covenants requiring the maintenance of any balance sheet, income statement or other financial level or ratio). After the US Facilities Termination Date, the SSLI Documentation shall contain no maintenance financial covenants that are not contained in the Credit Agreement, and the financial levels or ratios required to be maintained by any such covenants shall be no more restrictive than those required to be maintained by the corresponding covenants of the Credit Agreement (it being understood that additional maintenance financial covenants may be included in any SSLI Documentation and, if they are, they shall automatically be included in this Agreement).

                  - The SSLI Documentation shall permit (specifically, and not through a basket that could be exhausted by other financings) the refinancing of all Indebtedness under the New Facilities Credit Agreements or the Credit Agreement (or any refinancing Indebtedness in respect thereof) with new Indebtedness having a maturity no sooner than, a weighted average life no shorter than, and an aggregate principal amount or accreted value no greater than the fully drawn amount (plus fees and expenses, including any premium and defeasance costs of refinancing) of the refinanced indebtedness or commitments thereunder and secured on the same basis as the Indebtedness refinanced.

                  - The SSLI Documentation shall not restrict (except for restrictions that a Financial Officer of Goodyear shall have represented in a certificate to the Administrative Agent (which shall be deemed to be a Credit Document) will not materially interfere with Goodyear's ability to effect) the securing of Indebtedness under the New Facilities Credit Agreements or the Credit Agreement or any refinancing Indebtedness in respect thereof or the cash collateralization of any letter of credit exposure thereunder (but may require that if Indebtedness under any New Facilities Credit Agreement or related refinancing Indebtedness is secured by assets not securing the Indebtedness under any of the New Facilities Credit Agreements or the Credit Agreement on the First Amendment Date, a junior lien on such assets, subordinated under the Lien Subordination and Intercreditor Agreement, (or in the case of any lien granted by any US Facilities Grantor or ABL Facilities Grantor (as defined in the Guarantee and Collateral Agreement) to secure indebtedness under the European Facility Agreement, a ratable or junior lien on such assets) must be granted to secure the Senior Subordinated-Lien Indebtedness).

                  - The SSLI Documentation shall not restrict (except for restrictions a Financial Officer of Goodyear shall have represented in a certificate to the Administrative Agent (which shall be deemed to be a Credit Document) will not materially interfere with Goodyear's ability to effect) the use of proceeds from any sale, transfer or other disposition of assets owned directly by (a) Goodyear or any US Facilities Grantor or ABL Facilities Grantor (as defined in the Guarantee and Collateral Agreement) to repay or prepay Indebtedness under the New Facilities Credit Agreements (other than the European Facilities Agreement) or refinancing Indebtedness in respect thereof or, until the commitments under the US Revolving Facility Agreement and the ABL Facilities Agreement have been terminated and no letter of credit remains outstanding under either such agreement, to cash collateralize any letter of credit exposure thereunder, or (b) the European JV or any of its subsidiaries to repay or prepay Indebtedness under the European Facilities Agreement or refinancing Indebtedness in respect thereof.

                  - Prior to the US Facilities Termination Date, no SSLI Documentation shall contain any provision under which a default or event of default (however denominated) or requirement to make or offer to make a prepayment or redemption under any other Indebtedness (the "Other Debt") would constitute a default or event of default or result in a requirement to make or offer to make a prepayment or redemption under such SSLI Documentation, unless such default or event of default under such Other Debt is a payment default or the Other Debt is as a result thereof accelerated.

                                       2